EXHIBIT 10.18

January 1, 2007

Alan J. Dean

8037 West 174th Place

Tinley Park, IL  60477

Dear Alan,

This Amended and Restated Letter of Agreement (“Agreement”) serves to amend and restate the Letter of Agreement previously entered into between you and CBOE, dated December 1, 2005 (the “Prior Agreement”).  This Agreement is not a contract of employment and should not be relied upon as such.  As an employee of CBOE, you have the right to voluntarily terminate your employment at any time for any reason or no reason at all, and likewise, CBOE may terminate your employment at any time for any reason or no reason at all and without prior notice.

1)              Termination Without Cause:  CBOE may terminate your employment without Cause, at any time.  In such event, CBOE shall pay you (a) your base salary (based upon the annual rate in effect on the date of termination) and prorated targeted bonus through the date of termination; (b) twenty-four (24) months of base salary continuation (at the rate determined by using the greater of (1) the annual pay rate in effect on the effective date of this Agreement or (2) the annual pay rate in effect on the date of termination of this Agreement); and (c) an amount equal to two (2) times your target annual bonus (as determined by the Board of Directors of CBOE) for the year in which your employment terminates (collectively, such base salary and bonus amounts to be referred to herein as the “Severance Payments”).  Subject to the terms of Paragraph 8 of this Agreement, the Severance Payments shall be payable in one single sum.  CBOE shall also pay your COBRA premiums (sufficient to cover full family healthcare) for a period of eighteen (18) months following the termination of your employment if you elect such COBRA coverage and, at the end of such period, if you are eligible and elect to enroll in CBOE’s retiree medical plan, if any, CBOE shall pay your premiums for such coverage for a period of six (6) months.  The foregoing notwithstanding, CBOE’s obligation to pay the COBRA and retiree medical insurance premiums described in the preceding sentence (collectively, the “Insurance Premiums”) shall cease on the date you and your dependents become eligible for coverage under another group health plan that does not impose pre-existing condition limitations on your and your dependents’ coverage.  Nothing herein shall be construed to extend the period of time over which COBRA continuation coverage may be provided to you or your dependents beyond the period of time mandated by law.  CBOE shall also pay you for your unpaid business expenses incurred prior to the termination of your employment in accordance with the terms of CBOE’s expense reimbursement policy, and accrued but unused vacation, through the date your employment terminates, and any other benefits mandated under the terms of any CBOE plans and programs in which you are a participant (excluding, however, any other CBOE severance plan or program).

2)              Voluntary Termination for Good Reason:  You may terminate your employment at any time during the term of this Agreement for “Good Reason”, such termination to be effective as of a date at least 30 days after the date a written notice of such termination is delivered by you to CBOE.  For purposes of this Agreement, “Good Reason” shall be deemed to exist if, and only if, without your express written consent:

a.               CBOE shall assign to you duties or responsibilities that are inconsistent in any material and adverse respect with your current duties, responsibilities or status with CBOE (including any material and adverse diminution of such duties or responsibilities) or a material and adverse change in the officer titles you hold with CBOE;

b.              CBOE shall reduce your base salary, or materially reduce your fringe benefits and perquisites;

c.               CBOE shall require you to relocate your principal business office or your principal place of residence more than thirty (30) miles from 400 S. LaSalle Street, Chicago, Illinois, or assign to you duties that would reasonably require such relocation; or

d.              CBOE shall terminate, reduce or limit your participation in any bonus or incentive arrangement, benefit plan or insurance plan relative to the level of participation of other senior executives of similar rank, based upon an arbitrary decision of CBOE rather than a decision reasonably related to the level of your job performance, and only to such an extent as to materially reduce the aggregate value of your incentive compensation and benefits below their aggregate value as of the date hereof.

A termination of your employment for Good Reason shall be effectuated by giving CBOE written notice of the termination within sixty (60) days of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of CBOE constituting Good Reason.  Notwithstanding anything herein to the contrary, if you terminate your employment for Good Reason, CBOE shall pay to you (i) your base salary (based upon the annual rate in effect on the date of termination) and prorated targeted bonus through the date of termination and (ii) the Severance Payments and Insurance Premiums on the same terms and subject to the same conditions as described in Paragraph 1.

3)              Termination For Cause:  CBOE may terminate your employment for “Cause” at any time.  If CBOE terminates your employment for cause, the Severance Payments and Insurance Premiums will not be payable but CBOE shall (1) reimburse you for your business expenses incurred but not paid prior to the date of termination in accordance with CBOE’s expense reimbursement policy; and (2) pay you your base salary earned through the date of termination, your accrued but unused vacation through the date of termination and accrued but unpaid bonuses earned in any year prior to the year in which your employment terminates, and any other benefits mandated under the terms of any CBOE plans or programs in which you are a participant.  For purposes of this agreement, “Cause” shall be deemed to exist if, and only if:

a.               During the performance of your duties, you are found to, in either a judicial or quasi-judicial proceeding as the case may be, after all rights of appeal have been exhausted or waived, have committed any deliberate act(s) or omission(s) constituting dishonesty, intentional breach of fiduciary obligation, or intentional wrongdoing or malfeasance which result in material harm to CBOE.  The determination of material harm to CBOE shall be based on definite proof and not mere allegations, conjecture, or remote possibilities; or

b.              You willfully fail to obey or refuse to comply with a lawful and proper direction of the Board or CBOE’s Chief Executive Officer or Chief Operating Officer, which direction is consistent with normal business practices and relates to your performance of your duties as Executive Vice President and which failure to obey or refusal to comply shall remain uncured for thirty (30) days after you have received written notice specifying the failure to obey or refusal to comply and affording you an opportunity to be heard in connection therewith, and you either failed to remedy such failure to obey or refusal to comply within thirty (30) days from receipt of such written notice or failed to take all reasonable steps to that end during such thirty (30) day period and thereafter.

4)              Change In Control:  If there is a Change in Control at anytime during the Term of this Letter Agreement and your employment is terminated by CBOE or a successor employer without Cause at any time within the twelve (12) month period following such Change in Control, or you terminate your employment for Good Reason at any time within the twelve (12) month period following such Change in Control, you will be entitled to the Severance Payments and the Insurance Payments on the terms and subject to the same conditions as described in Paragraph 1.  For purposes of this Agreement, a “Change in Control” of CBOE shall be deemed to occur on the effective time of (i) a merger or consolidation of (or similar form of transaction) CBOE with one or more other corporations as a result of which holders of the outstanding capital stock of CBOE entitled to vote for the election of directors (“Voting Stock”) of CBOE immediately prior to such merger hold less than 50% of the Voting Stock of the surviving or resulting corporation, or (ii) a transfer of substantially all of the property of CBOE other than to an entity of which CBOE owns at least 50% of the Voting Stock.

5)              Successors; Binding Agreement; Entire Agreement:  This Agreement shall not be terminated by any business combination.  In the event of any business combination, the provisions of this Agreement shall be binding upon the surviving corporation (and the parent corporation, if any), and such surviving corporation (and the parent corporation, if any) shall be treated as CBOE hereunder.  This Agreement shall, upon its effective date, supersede any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof, including, but not limited to, the Prior Agreement.  No change or modification of this Agreement shall be valid unless in writing and signed by you and CBOE.

6)              Indemnification:  In accordance with CBOE’s Constitution, Section 9.1, to the fullest extent permitted by law, CBOE will indemnify you against all expenses (including attorneys’ fee), judgment, fines and amounts paid in settlement actually and reasonably incurred by you in connection with any action, suit, or proceeding that you are a party to by reason of the fact that you are an officer of CBOE or arising in any way out of the performance of your duties as an employee of CBOE. This indemnification will be paid on an “as-you-go” basis and not in arrears and shall survive your employment at CBOE.  You will have the right to choose and employ your own counsel.  The foregoing shall in no way be construed as limiting the stated rights and protections provided to you by CBOE Constitution Article IX.

7)                 Confidentiality:  CBOE and you hereby agree to use your best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (“Severance and Change In Control Information”).  CBOE and you hereby agree to take every reasonable precaution to prevent disclosure of any Severance and Change In Control Information to third parties, and each of us agrees that we will not seek publicity concerning (1) any Severance and Change In Control Information or (2) any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that CBOE and you may have against each other that arise or are in any way related to your employment with CBOE or your termination of employment by CBOE.  CBOE and you hereby agree to take every precaution to disclose Severance and Change In Control Information only to those employees, officers, directors, attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Severance and Change In Control Information.

8)                 Release:  As a condition to receiving Severance Payments and Insurance Premiums under this Agreement you agree to execute a release of claims (in a form substantially similar to the form set forth in Attachment 1 which is attached hereto and made a part hereof).  Upon CBOE’s receipt of your executed release of claims, and upon the expiration of any revocation period provided therein, CBOE shall promptly pay your Severance Payments and commence payment of the Insurance Premiums.  Notwithstanding the foregoing or anything herein to the contrary, if you are or become a “specified employee” as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder, the payment of the Severance Payments and Premiums shall be delayed by a period of six (6) months following your separation of employment if necessary to ensure that such payments are not subject to the penalties and interest under Section 409A of the Code. The payments, if any, made hereunder shall be subject to such deductions as may be required to be made pursuant to law, government regulation or order, or by your consent.  All rights of this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of CBOE for payment of any amounts due hereunder.

9)                 Term.  This Agreement becomes effective on January 1, 2007 and except as otherwise provided for in this Agreement, shall expire on the earlier of your date of termination or December 31, 2008 (“Initial Term”).  The Initial Term of the Agreement shall be renewed automatically for successive periods of one (1) year each after the expiration of the Initial Term (a “Renewal Term”) and any subsequent Renewal Term, unless you provide CBOE, or CBOE provides you, with written notice to the contrary at least one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term.  The Initial Term and any Renewal Terms are collectively referred to herein as the “Term.”

10)           Compliance.   It is intended that any amount payable under this Agreement will comply with Section 409A of the Code, and the regulations and guidance relating thereto, so as not to subject you to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, provided, however, that CBOE shall not be responsible for any such interest and tax penalties.

11)           Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without reference to its conflict of law provisions.

/s/ Edward J. Joyce	January 1, 2007
Edward J. Joyce	Date
President & Chief Operating Officer

/s/ Alan J. Dean	January 1, 2007
Alan J. Dean	Date
Executive Vice President

ATTACHMENT 1

RELEASE OF CLAIMS

THIS RELEASE OF CLAIMS (“Release”) is made and entered into this          day of         , 200  , to be effective as of                             (the “Effective Date”), by and between CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED, a Delaware corporation (“CBOE”), and Alan J. Dean, a resident of the State of Illinois (“Dean”)

1.               In consideration of CBOE’s agreement to provide Alan J. Dean (“Dean”) with the severance pay and benefits, described in the October     , 2006 Letter of Agreement by and between CBOE and Alan J. Dean (the “Letter Agreement”), to which Dean is not otherwise entitled and the sufficiency of which Dean acknowledges, Dean does hereby fully, finally and unconditionally release and forever discharge CBOE and CBOE’s former and current officers, directors, employees, members, representatives and agents and all of their respective predecessors, successors, and assigns (collectively “Released Parties”), in their personal, corporate and representative capacities, from any and all rights, claims, liabilities, obligations, damages, costs, expenses, attorneys’ fees, suits, actions, and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable or arising under any local, state or federal common law, statute or ordinance relating to your past employment with CBOE or any past actions, statements, or omissions of CBOE or any of the Released Parties occurring prior to your execution of this Agreement, including but not limited to all claims for defamation, wrongful termination, back pay and benefits, pain and suffering, negligent or intentional infliction of emotional distress, breach of contract, and interference with contractual relations, tort claims, employment discrimination claims, and all claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981), the Family and Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Illinois Human Rights Act, the Workers Adjustment and Retraining Act, and the Chicago and Cook County Human Rights Ordinances, and any other statutory, contract, implied contract, or common law claim arising out of or involving your employment, the termination of your employment, or any continuing effects of your employment with CBOE.

2.               Dean agrees not to sue CBOE or any of the Released Parties with respect to rights and claims covered by this release. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this release, Dean will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, action, suit, or legal proceeding.

3.               Dean has forty-five (45) days (until                     ) within which to consider this Agreement, although Dean may accept it at any time within those forty-five (45) days. Once Dean has signed this Agreement, Dean will still have seven (7) days in which to revoke his acceptance of the ADEA portion of the release by notifying CBOE, and specifically, Deborah Woods, Human Resources Department. The ADEA portion of the release will not be effective or enforceable until the seven (7) day revocation period has expired. If the ADEA portion of the Release is revoked, the remainder of this Release shall remain in full force and effect as to all of its terms except for the release of claims under the ADEA, and CBOE will have three (3) business days to rescind the entire Release by so notifying the Employee.

4.               Dean agrees that he will continue to be governed by those obligations arising under Paragraph 7 of the Letter Agreement, which is incorporated by reference herein, shall not be released, shall be unaffected hereby, and shall remain in full force and effect.

5.               This Release shall be binding upon and inure to the benefit of CBOE and its successors and assigns and Dean and his heirs, executors and administrators.

6.               This Release shall be construed and interpreted under the laws of the State of Illinois to the extent not preempted by applicable laws of the United States.

By signing this Agreement, Dean acknowledges and understands that this release does not imply that CBOE has done anything unlawful or wrong.

Edward J. Joyce – President & Chief Operating Officer	Date

Alan J. Dean	Date